                                                                     Exhibit 4.1








                        SECOND AMENDMENT AND RESTATEMENT

                                       OF

                           WYNDHAM INTERNATIONAL, INC.

                               1997 INCENTIVE PLAN

                        SECOND AMENDMENT AND RESTATEMENT

                                       OF

                           WYNDHAM INTERNATIONAL, INC.

                               1997 INCENTIVE PLAN

                                TABLE OF CONTENTS
                                -----------------

                                                                            Page
                                                                            ----
ARTICLE I - DEFINITIONS ..................................................   1
     1.01  Affiliate .....................................................   1
     1.02  Agreement .....................................................   1
     1.03  Award or Awards ...............................................   2
     1.04  Board .........................................................   2
     1.05  Code ..........................................................   2
     1.06  Committee .....................................................   2
     1.07  Deferred Unit Award ...........................................   2
     1.08  Dividend Equivalent Rights ....................................   2
     1.09  Effective Date ................................................   2
     1.10  Exchange Act ..................................................   2
     1.11  Fair Market Value .............................................   2
     1.12  Independent Director ..........................................   3
     1.13  Company .......................................................   3
     1.14  Stock .........................................................   3
     1.15  Share Award ...................................................   3
     1.16  Participant ...................................................   3
     1.17  Plan ..........................................................   3
     1.18  Restricted Unit Award .........................................   3
     1.19  Change in Control .............................................   3

ARTICLE II - PURPOSES ....................................................   3

ARTICLE III - ADMINISTRATION .............................................   4

ARTICLE IV - ELIGIBILITY .................................................   5

ARTICLE V - SHARES SUBJECT TO PLAN .......................................   6
     5.01  Shares Issued .................................................   6
     5.02  Substitute Awards .............................................   7

ARTICLE VI - OPTIONS .....................................................   7

    6.01  Award ...................................................................  7
    6.02  Option Price ............................................................  7
    6.03  Stock Options Granted to Independent Directors ..........................  8
    6.04  Maximum Option Period ...................................................  8
    6.05  Nontransferability ......................................................  8
    6.06  Transferable Options ....................................................  8
    6.07  Employee Status .........................................................  9
    6.08  Exercise ................................................................  9
    6.09  Payment .................................................................  9
    6.10  Shareholder Rights ...................................................... 10

ARTICLE VII - SHARE AWARDS ........................................................ 10

ARTICLE VIII - RESTRICTED UNIT AWARDS ............................................. 11
    8.01  Award ................................................................... 11
    8.02  Vesting ................................................................. 11
    8.03  Performance Objectives .................................................. 11
    8.04  Employee Status ......................................................... 12
    8.05  Shareholder Rights ...................................................... 12
    8.06  Nontransferability ...................................................... 12

ARTICLE IX - DEFERRED UNIT AWARDS ................................................. 13
    9.01  Elections to Receive Deferred Unit Awards in Lieu of Compensation ....... 13
    9.02  Terms and Conditions .................................................... 13
    9.03  Form of Payment ......................................................... 13
    9.04  Shareholder Rights ...................................................... 13
    9.05  Nontransferability ...................................................... 13

ARTICLE X - DIVIDEND EQUIVALENT RIGHTS ............................................ 14
   10.01  Awards .................................................................. 14
   10.02  Payment ................................................................. 15
   10.03  Shareholder Rights ...................................................... 15
   10.04  Nontransferability ...................................................... 15

ARTICLE XI - [RESERVED] ........................................................... 15

ARTICLE XII - ADJUSTMENT UPON CHANGE IN STOCK ..................................... 15
   12.01  Adjustments ............................................................. 15
   12.02  Mergers or Other Corporate Transactions ................................. 16

ARTICLE XIII - COMPLIANCE WITH LAW AND APPROVAL OF REGULATORY BODIES .............. 17

ARTICLE XIV - GENERAL PROVISIONS .................................................. 17
   14.01  Effect on Employment and Service ........................................ 17
   14.02  Unfunded Plan ........................................................... 18

     14.03  Rules of Construction .........................................  18

ARTICLE XV - AMENDMENT ....................................................  18

ARTICLE XVI - EFFECTIVE DATE OF PLAN ......................................  19

ARTICLE XVII - GOVERNING LAW ..............................................  19

                        SECOND AMENDMENT AND RESTATEMENT

                                       OF

                           WYNDHAM INTERNATIONAL, INC.

                               1997 INCENTIVE PLAN

     The name of the plan is the Wyndham International, Inc. 1997 Incentive Plan (the "Plan"). The purpose of the Plan is to encourage and enable the officers, employees, Independent Directors and other key persons (including consultants) of Wyndham International, Inc. (the "Company") and its Affiliates upon whose judgment, initiative and efforts the Company largely depends for the successful conduct of its business to acquire a proprietary interest in the Company. It is anticipated that providing such persons with a direct stake in the Company's welfare will assure a closer identification of their interests with those of the Company, thereby stimulating their efforts on the Company's behalf and strengthening their desire to remain with the Company.

                            ARTICLE I - DEFINITIONS
                            -----------------------

     1.01 Affiliate means any "subsidiary" or "parent" corporation (within the
          ---------
meaning of Section 424 of the Code) of the Company or means any corporation or other entity (other than the Company) in any unbroken chain of corporations or other entities beginning with the Company if each of the corporations or entities (other than the last corporation or entity in the unbroken chain) owns stock or other interests possessing 50 percent or more of the economic interest or the total combined voting power of all classes of stock or other interests in one of the other corporations or entities in the chain.

     1.02 Agreement means a written agreement (including any amendment or
          ---------
supplement thereto) between the Company and a Participant specifying the terms and conditions of an Award.

     1.03 Award or Awards, except when referring to a particular category of
          -----    ------
grant under the Plan, shall include Options, Share Awards, Restricted Unit Awards, Deferred Unit Awards, or awards of Dividend Equivalent Rights.

     1.04 Board means the Board of Directors of the Company.
          -----

     1.05 Code means the Internal Revenue Code of 1986, and any amendments
          ----
thereto.

     1.06 Committee means the Compensation Committee of the Board. Each member
          ---------
of the Committee shall be an "outside director" within the meaning of Section 162(m) of the Code and the regulations promulgated thereunder and a "non-employee director" within the meaning of Rule 16b-3(b)(3)(i) promulgated under the Exchange Act. The Committee shall consist of at least two members.

     1.07 Deferred Unit Award means an award granted pursuant to Article IX
          -------------------
which entitles the holder to defer receipt of current cash compensation in exchange for a right to receive shares of Stock in the future at the price or prices set forth in the Agreement.

     1.08 Dividend Equivalent Rights means an award granted pursuant to Article
          --------------------------
X which entitles the holder to receive compensation based on cash dividends and distributions payable with respect to shares of Stock.

     1.09 Effective Date means the date on which the Plan is approved by
          --------------
shareholders as set forth in Article XVI.

     1.10 Exchange Act means the Securities Exchange Act of 1934, as amended and
          ------------
as in effect on April 12, 2001.

     1.11 Fair Market Value means, on any given date, the closing price of a
          -----------------
share of Stock, as reported on the New York Stock Exchange. In any case, if no sale of shares of Stock is made on the New York Stock Exchange on that date, then Fair Market Value shall be determined as of the next preceding day on which there was a sale of such security.

     1.12 Independent Director means a member of the Board who is not also an
          --------------------
employee of the Company or any Affiliate.

     1.13 Company means Wyndham International, Inc.
          -------

     1.14 Stock means the Class A common stock of the Company.
          -----

     1.15 Share Award means shares of Stock awarded to a Participant under
          -----------
Article VII as incentive compensation or in lieu of current cash compensation.

     1.16 Participant means an employee of the Company or an Affiliate, a member
          -----------
of the Board, or an individual whose efforts contribute to the performance or success of the Company or an Affiliate, who satisfies the requirements of
Article IV and is selected by the Committee to receive an Award under the Plan.

     1.17 Plan means the Wyndham International, Inc. 1997 Incentive Plan.
          ----

     1.18 Restricted Unit Award means an Award granted pursuant to Article VIII
          ---------------------
which entities the holder to receive a payment of shares of Stock upon the satisfaction of the vesting restriction period or performance goals.

     1.19 Change in Control shall have the same meaning as set forth in the
          -----------------
Certificate of Designation of the Series B Convertible Preferred Stock of the Company (as such Certificate is in effect on April 12, 2001) without regard to the last proviso of such definition.

                             ARTICLE II - PURPOSES
                             ---------------------

     The Plan is intended to assist the Company and its Affiliates in recruiting and retaining individuals with ability and initiative by enabling such persons to participate in the future success of the Company and its Affiliates, and to associate their interests with those of the Company and its shareholders.

     The Plan is intended to permit the grant of Options which do not qualify under Section 422 of the Code as incentive stock options. The Plan is also intended to permit the grant of Share Awards, Restricted Unit Awards, Deferred Unit Awards and Dividend Equivalent Rights. The proceeds received by the Company from the sale of shares of Stock pursuant to this Plan shall be used for general corporate purposes. Except as provided in Articles VIII and XII, each Option or other Award may be exercised, terminated, canceled, forfeited, transferred or otherwise disposed of only in units consisting of shares of Stock.

                          ARTICLE III - ADMINISTRATION
                          ----------------------------

     The Plan shall be administered by the Committee. The Committee shall have authority to grant any Awards upon such terms (not inconsistent with the provisions of this Plan) as the Committee may consider appropriate. Such terms may include conditions (in addition to those contained in this Plan) on the exercisability of all or any part of an Option or on the transferability or forfeitability of any Award. The Committee may, in connection with the death, disability or other termination of employment of a Participant or a Change in Control of the Company, accelerate the time at which any Option may be exercised or the time at which a Restricted Unit Award may become transferable or nonforfeitable. In addition, the Committee shall have complete authority to interpret all provisions of this Plan; to prescribe the form of Agreements; to adopt, amend, and rescind rules and regulations pertaining to the administration of the Plan; and to make all other determinations necessary or advisable for the administration of this Plan. The express grant in the Plan of any specific power to the Committee shall not be construed as limiting any power or authority of the Committee. Any decision made, or action taken, by the Committee or in connection with the administration of this Plan shall be final and conclusive. No member of the Committee shall be liable for any act done in good faith with respect to this Plan or any Agreement or Award. All expenses of administering this Plan shall be borne by the Company.

     The Committee, in its discretion, may delegate to one or more officers of the Company all or part of the Committee's authority and duties with respect to grants and awards to individuals who are not "covered employees" within the meaning of Section 162(m) of the Code or subject to the reporting and other provisions of Section 16 of the Exchange Act. Any such delegation by the Committee shall include a limitation as to the amount of Awards that may be granted during the period of the delegation and shall contain guidelines as to the determination of the exercise price of any Option, the conversion ratio or price of other Awards and the vesting criteria. The Committee may revoke or amend the terms of a delegation at any time but such action shall not invalidate any prior actions of the Committee's delegate or delegates that were consistent with the terms of the Plan.

                            ARTICLE IV - ELIGIBILITY
                            ------------------------

     Any employee of the Company or an Affiliate (including a corporation or other entity that becomes an Affiliate after the adoption of this Plan) or a person whose efforts contribute to the performance or success of the Company or an Affiliate (including a corporation or other entity that becomes an Affiliate after the adoption of this Plan), including a consultant, is eligible to participate in this Plan if the Committee, in its sole discretion, determines that such person has contributed significantly or can be expected to contribute significantly to the profits or growth of the Company or an Affiliate. Independent Directors of the Company are also eligible to participate in this Plan.

                       ARTICLE V - SHARES SUBJECT TO PLAN
                       ----------------------------------

     5.01 Shares Issued. Subject to adjustment as provided in Section 12.01, the
          -------------
aggregate number of shares of Stock available from time to time for all Awards under this Plan shall be such aggregate number of shares as does not exceed 10% of the shares of Stock actually outstanding, which figure shall be calculated on a "fully diluted basis." For purposes of this Section 5.01, "fully diluted basis" shall mean the assumed conversion into shares of Stock of all outstanding shares of the Company's Series A Convertible Preferred Stock and Series B Convertible Preferred Stock, the assumed exercise of all outstanding options to acquire shares of Stock and the assumed conversion into shares of Stock of all units of partnership interest in Patriot American Hospitality Partnership, L.P. and Wyndham International Operating Partnership, L.P. that are subject to redemption. For purposes of this limitation, if any portion of an Award is forfeited, canceled, reacquired by the Company, satisfied without the issuance of Stock or otherwise terminated, the shares of Stock underlying such portion of the Award shall be added back to the shares of Stock available for issuance under the Plan. Notwithstanding the foregoing, no reduction in the number of shares of Stock actually outstanding (as calculated on a fully diluted basis) shall affect the validity of any Awards previously granted under this Plan or affect the validity of or restrict the issuance of shares of Stock pursuant to Awards previously granted under this Plan Notwithstanding the foregoing, the maximum number of shares of Stock for which Restricted Unit Awards, Share Awards and Deferred Unit Awards may be granted under this Plan during the term of the Plan shall not exceed forty percent (40%) of the shares of Stock issuable under the Plan, and the maximum number of shares of Stock with respect to which Awards may be granted during any calendar year period to any Participant shall not exceed 1,500,000 shares, subject to adjustment as provided in Section 12.01.

     Shares of Stock to be delivered under the Plan shall be made available by the Company from authorized and unissued shares of Stock issued by the Company directly to the holder.

     5.02 Substitute Awards. The Committee may grant Awards under the Plan in
          -----------------
substitute for stock and stock-based awards held by employees of another employer who become employees of the Company or an Affiliate as the result of a merger or consolidation of the employer with the Company or an Affiliate, or the acquisition by the Company or an Affiliate of property or stock of the employer. The Administrator may direct that the substitute awards be granted on such terms and conditions as the Administrator consider appropriate in the circumstances whether or not specifically authorized under the Plan. Unless otherwise provided by the Administrator, any grants of shares of Stock under this Section 5.02 shall not count against the shares of Stock available for issuance under the Plan under Section 5.01.

                              ARTICLE VI - OPTIONS
                              --------------------

     6.01 Award. In accordance with the provisions of Article IV, the Committee
          -----
will designate each individual to whom an Option is to be granted and will specify the number of shares of Stock covered by such awards.

     6.02 Option Price. The price per share of Stock purchased on the exercise
          ------------
of an Option shall be determined by the Committee on the date of grant; provided, however, that the price per share of Stock purchased on the exercise of any Option shall not be less than one hundred percent (100%) of the Fair Market Value of a share of Stock on the date of grant of such Option. Except as provided in Section 12.01, the Option price may not be reduced after the date of grant. The foregoing sentence is not intended to, and shall not be interpreted to, prohibit the Committee from authorizing the exchange of outstanding Options for new Options for fewer shares at a reduced exercise price so long as the exchange is made on a comparable value basis (as determined under a generally recognizable option pricing model).

     6.03 Stock Options Granted to Independent Directors. The Committee, in its
          ----------------------------------------------
discretion, may grant Options to Independent Directors. Any such grant may vary among individual Independent Directors. The exercise price per share of Stock covered by an Option granted under this Section 6.03 shall be equal to the Fair Market Value of a share of Stock on the date of grant. Unless otherwise determined by the Committee, an Option granted under Section 6.03 shall be exercisable in full as of the grant date.

     6.04 Maximum Option Period. The maximum period in which an Option may be
          ---------------------
exercised shall be determined by the Committee on the date of grant and may not exceed ten years from the date such Option was granted.

     6.05 Nontransferability. Except as provided in Section 6.06, each Option
          ------------------
granted under this Plan shall be nontransferable except by will or by the laws of descent and distribution. During the lifetime of the Participant to whom the Option is granted, the Option may be exercised only by the Participant. No right or interest of a Participant in any Option shall be liable for, or subject to, any lien, obligation, or liability of such Participant.

     6.06 Transferable Options. Section 6.05 to the contrary notwithstanding,
          --------------------
the Committee may provide in an Agreement regarding a given Option that an Option that is not an incentive stock option may be transferred by a Participant to the Participant's children, grandchildren, spouse, one or more trusts for the benefit of the Participant and/or such family members or a partnership in which each partner is either the Participant or one of such family members; provided, however, that the Participant may not receive any consideration for the transfer. The holder of an Option transferred pursuant to this section shall be bound by the same terms and conditions that governed the Option during the period that it was held by the Participant.

     6.07 Employee Status. In the event that the terms of any Option provide
          ---------------
that it may be exercised only during employment or within a specified period of time after termination of employment, the Committee may decide to what extent leaves of absence for governmental or military service, illness, temporary disability, or other reasons shall not be deemed interruptions of continuous employment.

     6.08 Exercise. Subject to the provisions of this Plan and the applicable
          --------
Agreement, an Option may be exercised in whole at any time or in part from time to time at such times and in compliance with such requirements as the Committee shall determine. An Option granted under this Plan may be exercised with respect to any number of whole shares less than the full number for which the Option could be exercised. A partial exercise of an Option shall not affect the right to exercise the Option from time to time in accordance with this Plan and the applicable Agreement with respect to the remaining shares subject to the Option.

     6.09 Payment. Unless otherwise provided by the Agreement, payment of the
          -------
Option price shall be made in cash or a cash equivalent acceptable to the Committee. If the Agreement provides, payment of all or part of the option price may be made by surrendering to the Company previously owned whole shares of Stock (which the Participant has held for at least six months prior to the delivery of such shares of Stock or which the Participant purchased on the open market and for which the Participant has good title, free and clear of all liens and encumbrances). If shares of Stock are used to pay all or part of the Option price, the sum of the cash, cash equivalent, and the Fair Market Value (determined as of the day preceding the date of exercise) of the shares of Stock surrendered must not be less than the option price of the shares of Stock for which the Option is being exercised. If the Agreement provides, payment of all or part of the option price may be made by the Participant delivering to the Company a properly executed exercise notice together with irrevocable instructions to a broker to promptly deliver to the Company cash or a check payable and acceptable to the Company to pay the purchase price; provided that in the event the Participant chooses to pay the purchase price as so provided, the Participant and the broker shall comply with such procedures and enter into such agreements of indemnity and other agreements as the Committee shall prescribe as a condition of such payment procedure. If the Agreement provides and if the Board has authorized the loan of funds to the Participant for the purpose of enabling or assisting the Participant to exercise his Option, payment of the option price may be made by the Participant with a promissory note, provided that at least so much of the exercise price as represents the par value of the shares of Stock shall be paid other than with a promissory note.

     6.10 Shareholder Rights. No Participant shall have any rights as a
          ------------------
shareholder with respect to shares of Stock subject to his Option until the date of exercise of such Option.

                           ARTICLE VII - SHARE AWARDS
                           --------------------------

     In accordance with the provisions of Article IV, the Committee will designate each individual to whom a Share Award is to be made and will specify the number of shares of Stock covered by such award. A Share Award shall be granted as incentive compensation or in lieu of current cash compensation otherwise payable to a Participant and shall be free of any vesting restrictions. The Company shall issue or cause to be issued shares of Stock to a Participant who receives a Share Award.

                     ARTICLE VIII - RESTRICTED UNIT AWARDS
                     -------------------------------------

     8.01 Award. In accordance with the provisions of Article IV, the Committee
          -----
will designate each individual to whom a Restricted Unit Award is to be made and will specify the number of shares of Stock covered by such award. Such an award shall entitle the Participant to receive a payment of shares of Stock upon the satisfaction of the vesting restriction period or satisfaction of performance objectives; provided, however, that the Committee may permit a Participant to elect, pursuant to an advance written election delivered to the Company no later than the date prescribed to the Committee, to defer receipt of some or all of the shares of Stock. The Committee may provide in the Agreement that following a Change in Control in which the shares of Stock are changed into or exchanged for a different kind of stock or other securities or cash or other property, the unvested portion of a Restricted Unit Award shall thereafter upon vesting be settled in stock, other securities, cash or other property upon such terms and subject to such conditions as the Committee may determine.

     8.02 Vesting. The Committee, on the date of the award, shall prescribe that
          -------
a Participant's rights in the Restricted Unit Award shall be forfeitable or otherwise restricted for a period of time or subject to such conditions as may be set forth in the Agreement. The period of restriction shall be at least three years; provided, however, that the minimum period of restriction shall be at least one year in the case of a Restricted Unit Award that will become transferable and nonforfeitable on account of the satisfaction of performance objectives prescribed by the Committee. During the restriction period, the Committee may provide that the Participant's Restricted Unit Award be credited with Dividend Equivalent Rights.

     8.03 Performance Objectives. In accordance with Section 8.02, the Committee
          ----------------------
may prescribe that Restricted Unit Awards will become vested, transferable, or both, based on objectives stated with respect to the Company's, an Affiliate's, or an operating unit's return on equity, funds from operations, cash available for distribution, earnings per share, total earnings, earnings growth, return on capital, return on assets, or Fair Market Value of the shares of Stock. If the Committee, on the date of the award, prescribes that a Restricted Unit Award shall become nonforfeitable and transferable only upon the attainment of performance objectives stated with respect to one or more of the foregoing criteria, the shares of Stock subject to such Restricted Unit Award shall become nonforfeitable and transferable only to the extent that the Committee certifies that such objectives have been achieved.

     8.04 Employee Status. In the event that the terms of any Restricted Unit
          ---------------
Award provide that shares of Stock may become transferable and nonforfeitable thereunder only after completion of a specified period of employment, the Committee may decide in each case to what extent leaves of absence for governmental or military service, illness, temporary disability, or other reasons shall not be deemed interruptions of continuous employment.

     8.05 Shareholder Rights. No Participant shall, as a result of receiving a
          ------------------
Restricted Unit Award, have any rights as a shareholder until and to the extent that the Restricted Unit Award is settled by the issuance of shares of Stock. After the Restricted Unit Award is settled in shares of Stock, a Participant will have all the rights of a shareholder with respect to such shares of Stock. The Company shall issue, or cause to be issued, shares of Stock to the Participant.

     8.06 Nontransferability. A Restricted Unit Award shall be nontransferable
          ------------------
except by will or by the laws of descent and distribution. No right or interest of a Participant in any Restricted Unit Award shall be liable for, or subject to, any lien, obligation, or liability of such Participant.

                       ARTICLE IX - DEFERRED UNIT AWARDS
                       ---------------------------------

     9.01 Elections to Receive Deferred Unit Awards in Lieu of Compensation. The
          -----------------------------------------------------------------
Committee may, in its sole discretion, permit a Participant to elect, pursuant to an advance written election delivered to the Company no later than the date specified by the Committee, to defer receipt of all or a portion of the cash compensation otherwise due to such Participant. The amount of the deferred compensation shall be converted to a Deferred Unit Award using the Fair Market Value of the shares of Stock on the date immediately prior to the date the cash compensation would otherwise be paid.

     9.02 Terms and Conditions. At the time the Participant makes a deferred
          --------------------
compensation election, the Committee shall direct the Company to enter into an Agreement with the Participant which sets forth the terms and conditions of deferral, including the timing of payment and any vesting schedule. During the term of deferral, the Participant's Deferred Unit Award will be credited with Dividend Equivalent Rights.

     9.03 Form of Payment. Deferred Unit Award shall be settled in shares of
          ---------------
Stock, in a single installment or installments. A fractional share of a Deferred Unit shall be settled in cash. The Company shall issue, or cause to be issued, shares of Stock to the Participant.

     9.04 Shareholder Rights. No Participant shall, as a result of receiving a
          ------------------
Deferred Unit Award, have any rights as a shareholder until and to the extent that the Deferred Unit Award is settled by the issuance of shares of Stock. After the Deferred Unit Award is settled in shares of Stock, a Participant will have all the rights of a shareholder with respect to such shares of Stock.

     9.05 Nontransferability. A Deferred Unit Award shall be nontransferable
          ------------------
except by will or by the laws of descent and distribution. No right or interest of a Participant in any

Deferred Unit Award shall be liable for, or subject to, any lien, obligation, or liability of such Participant.

                     ARTICLE X - DIVIDEND EQUIVALENT RIGHTS
                     --------------------------------------

     10.01 Awards. In accordance with the provisions of Article IV, the
           ------
Committee will designate each individual to whom an award of Dividend Equivalent Rights is to be made. An award of Dividend Equivalent Rights entitles the recipient to receive credits based on cash dividends that would have been paid on the shares of Stock specified in the award of Dividend Equivalent Rights (or other award to which it relates) if such shares had been issued to and held by the recipient. An award of Dividend Equivalent Right may be granted hereunder to any Participant as a component of another award or as a freestanding award. The terms and conditions of Dividend Equivalent Rights shall be specified in the Agreement. Dividend equivalents credited to the holder of a Dividend Equivalent Rights may be paid currently or may be deemed to be reinvested in additional shares of Stock, which may thereafter accrue additional equivalents. Any such reinvestment shall be at Fair Market Value on the date of reinvestment or such other price as may then apply under a dividend reinvestment plan sponsored by the Company, if any. Dividend Equivalent Rights granted as a component of another award may provide that such Dividend Equivalent Rights shall be settled upon exercise, settlement, or payment of, or lapse of restrictions on, such other award, and that such Dividend Equivalent Rights shall expire or be forfeited or annulled under the same conditions as such other award. Dividend Equivalent Rights granted as a component of another award may also contain terms and conditions different from such other award.

     10.02 Payment. In the discretion of the Committee and as provided in the
           -------
Agreement, Dividend Equivalent Rights may be settled in cash, shares of Stock, or a combination thereof, in a single installment or installments.

     10.03 Shareholder Rights. No Participant shall, as a result of receiving an
           ------------------
award of Dividend Equivalent Rights, have any rights as a shareholder until and to the extent that the award of Dividend Equivalent Rights is earned and settled by the issuance of shares of Stock. After an award of Dividend Equivalent Rights is earned, if settled completely or partially in shares of Stock, a Participant will have all the rights of a shareholder with respect to such shares of Stock. The Company shall issue, or cause to be issued, shares of Stock to the Participant.

     10.04 Nontransferability. Unless otherwise provided in the Agreement,
           ------------------
Dividend Equivalent Rights granted under this Plan shall be nontransferable except by will or by the laws of descent and distribution. No right or interest of a Participant in any Dividend Equivalent Rights shall be liable for, or subject to, any lien, obligation, or liability of such Participant.

                            ARTICLE XI - [RESERVED]
                            -----------------------

                 ARTICLE XII - ADJUSTMENT UPON CHANGE IN STOCK
                 ---------------------------------------------

     12.01 Adjustments. The maximum number of shares of Stock as to which awards
           -----------
may be granted under this Plan, the terms of outstanding awards and the per individual limitations on the number of shares of Stock for which Options or other Awards may be granted, shall be adjusted as the Committee shall determine to be equitably required in the event that (a) the Company (i) effects one or more stock dividends, stock split-ups, subdivisions or consolidations of shares or (ii) engages in a transaction to which Section 424 of the Code applies or (b) there occurs any other event which, in the judgment of the Committee, necessitates such action. Any determination made under this Article XII by the Committee shall be final and conclusive.

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

     12.02 Mergers or Other Corporate Transactions. Upon consummation of a
           ---------------------------------------
consolidation, merger, or sale of all or substantially all of the assets of the Company in which outstanding shares of Stock are exchanged for securities, cash, or other property of an unrelated corporation or business entity, or in the event of a liquidation of the Company (in each case, a "Transaction"), the Board, or the board of directors of any corporation assuming the obligations of the Company, may, in its discretion, take any one or more of the following actions, as to outstanding Awards: (i) provide that such Awards shall be assumed or equivalent awards shall be substituted, by the acquiring or succeeding corporation (or an affiliate thereof), (ii) upon written notice to the Participants, provide that all Awards will terminate immediately prior to the consummation of the Transaction. In the event that, pursuant to clause (ii) above, Awards will terminate immediately prior to the consummation of the Transaction, all Awards, other than Options, shall be fully settled in cash or in kind at such appropriate consideration as determined by the Committee in its sole discretion after taking into account the consideration payable per share of Stock pursuant to the business combination (the "Merger Price") and all Options shall be fully settled, in cash or in kind, in an amount equal to the difference between (A) the Merger Price times the number of shares of Stock subject to such outstanding Options (to the extent then exercisable at prices not in excess of the Merger Price) and (B) the aggregate exercise price of all such outstanding Options; provided, however, that each Participant shall be permitted, within a specified period determined by the Committee prior to the consummation of the Transaction, to exercise all outstanding Options, including those that are not then exercisable, subject to the consummation of the Transaction.

                     ARTICLE XIII - COMPLIANCE WITH LAW AND
                     --------------------------------------
                          APPROVAL OF REGULATORY BODIES
                          -----------------------------

         No Option shall be exercisable, no shares of Stock shall be issued, no certificates for shares of Stock shall be delivered, and no payment shall be made under this Plan except in compliance with all applicable federal and state laws and regulations (including, without limitation, withholding tax requirements), any listing agreement to which the Company is a party, and the rules of all domestic stock exchanges on which the Stock may be listed. The Company shall have the right to rely on an opinion of its counsel as to such compliance. Any share certificate issued to evidence a share of Stock when a Share Award is granted, or for which an Option is exercised or a Restricted Unit Award or Deferred Unit Award settled, may bear such legends and statements as the Committee may deem advisable to assure compliance with federal and state laws and regulations. No Option shall be exercisable, no Share Award shall be granted, no share of Stock shall be issued, no certificate for shares of Stock shall be delivered, and no payment shall be made under this Plan until the Company has obtained such consent or approval as the Committee may deem advisable from regulatory bodies having jurisdiction over such matters.

                        ARTICLE XIV - GENERAL PROVISIONS
                        --------------------------------

         14.01 Effect on Employment and Service. Neither the adoption of this
               --------------------------------
Plan, its operation, nor any documents describing or referring to this Plan (or any part thereof) shall confer upon any individual any right to continue in the employ or service of the Company or an Affiliate or in any way affect any right and power of the Company or an Affiliate to terminate the employment or service of any individual at any time with or without assigning a reason therefor.

     14.02 Unfunded Plan. The Plan, insofar as it provides for grants, shall be
           -------------
unfunded, and the Company shall not be required to segregate any assets that may at any time be represented by grants under this Plan. Any liability of the Company to any person with respect to any grant under this Plan shall be based solely upon any contractual obligations that may be created pursuant to this Plan. No such obligation of the Company shall be deemed to be secured by any pledge of, or other encumbrance on, any property of the Company.

     14.03 Rules of Construction. Headings are given to the articles and
           ---------------------
sections of this Plan solely as a convenience to facilitate reference. The reference to any statute, regulation, or other provision of law shall be construed to refer to any amendment to or successor of such provision of law.

                             ARTICLE XV - AMENDMENT
                             ----------------------

     The Board may amend or terminate this Plan from time to time; provided, however, that no amendment may become effective until shareholder approval is obtained if (i) the amendment increases the aggregate number of shares of Stock that may be issued under the Plan, (ii) the amendment changes the class of individuals eligible to become Participants or (iii) the amendment materially increases the benefits that may be provided under the Plan. Notwithstanding the foregoing, this Second Amendment and Restatement of the Plan shall be effective as of April 12, 2001 if this Second Amendment and Restatement of the Plan is approved by the Company's shareholders at the 2001 Annual Meeting of Stockholders of the Company. If such shareholder approval is not obtained, this version of the Plan shall be of no force or effect and the prior version of the Plan, is amended and restated as of June 29, 1999, as amended prior to April 12, 2001, shall continue to govern. No amendment shall, without a Participant's consent, adversely affect any rights of such Participant under any Award outstanding at the time such amendment is made. Nothing in this Article XV shall limit the Board's authority to take any action pursuant to Section 12.02.

                      ARTICLE XVI - EFFECTIVE DATE OF PLAN
                      ------------------------------------

       Options, Restricted Unit Awards, Deferred Unit Awards and Dividend Equivalent Rights may be granted under this Plan upon its adoption by the Board, provided that no such Award shall be effective or exercisable unless this Plan is approved by the holders of a majority of the votes present or represented and entitled to be cast by the Company's shareholders, voting either in person or by proxy, at a duly held shareholders' meeting. Share Awards may be granted under this Plan upon the later of its adoption by the Board or its approval by shareholders in accordance with the preceding sentence.

                          ARTICLE XVII - GOVERNING LAW
                          ----------------------------

       The Plan and all Awards and action taken thereunder shall be governed by, and construed in accordance with, the laws of the State of Delaware, applied without regard to conflict of law principles.

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